UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A

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THE BUCKLE, INC.
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THE BUCKLE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 7, 2021

To Our Stockholders:

The Annual Meeting of Stockholders (the "Meeting") of The Buckle, Inc. (the "Company") will be held on Monday, June 7, 2021 at 10:00 A.M. CT. Due to ongoing concerns related to the coronavirus outbreak (COVID-19), and to support the health and well-being of our stockholders and employees, the Company will have a virtual-only Meeting which will be exclusively conducted via live audiocast at www.virtualshareholdermeeting.com/BKE2021. There will not be a physical location for the 2021 Meeting and you will not be able to attend the meeting in person. The Meeting will be held for the following purposes:

1.To elect a Board of Directors. The Board of Directors intends to nominate the following twelve persons, each of whom currently serves as a Board member: Daniel J. Hirschfeld, Dennis H. Nelson, Thomas B. Heacock, Kari G. Smith, Hank M. Bounds, Bill L. Fairfield, Bruce L. Hoberman, Michael E. Huss, Angie J. Klein, John P. Peetz, III, Karen B. Rhoads, and James E. Shada.
2.To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending January 29, 2022.
3.To approve the Company's 2021 Management Incentive Plan.
4.To amend the Company's Amended and Restated 2005 Restricted Stock Plan.
5.To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 29, 2021 are entitled to notice of and to vote at the Meeting and at any and all adjournments or postponements thereof.

A copy of the Company's annual report is being provided with this proxy statement to stockholders entitled to notice of this Meeting.

By Order of the Board of Directors,
Brady M. Fritz, Secretary

April 23, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 7, 2021: The Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN, AND RETURN THE
ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

THE BUCKLE, INC.
2407 West 24th Street
Kearney, NE 68845

PROXY STATEMENT FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD JUNE 7, 2021

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of The Buckle, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held June 7, 2021, or at any adjournments of said meeting. The enclosed form of proxy, if executed, may nevertheless be revoked at any time insofar as it has not been exercised. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any directions given; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto.

The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of stock. In addition to the use of mail, proxies may be solicited by personal interview, by internet, or by telephone. Copies of the proxy statement and proxy form will be first provided to stockholders on April 23, 2021.

VOTING INFORMATION

As of March 29, 2021, the Company had outstanding 49,788,891 shares of Common Stock. Only stockholders of record on March 29, 2021 will be entitled to vote at the Meeting. A holder of Common Stock is entitled to cumulate his or her votes in the election of Directors and may give one or more candidates as many votes as the number of Directors to be elected multiplied by the total number of shares owned by such stockholder. Under Nebraska law, there are no conditions precedent to the exercise of cumulative voting rights. On all other matters which may come before the Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Principal Stockholders

As of March 29, 2021, the Common Stock was held of record by 450 stockholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each Director, by each Named Executive Officer, nominee for Director, and all executive officers and Directors as a group, as of March 29, 2021:

BENEFICIAL OWNERSHIP OF COMMON STOCK

	Shares of Common Stock
Name of Beneficial Owner	Total Beneficial Ownership		Percent

5% Stockholders
FMR LLC (2)	7,232,225		14.6%
Blackrock, Inc. (3)	5,098,406		10.3%
The Vanguard Group (4)	2,986,782		6.1%

Directors, Nominees, and Named Executive Officers
Daniel J. Hirschfeld	16,200,000		32.5%
Dennis H. Nelson	2,632,121	(1)	5.3%
Thomas B. Heacock	331,088		*
Kari G. Smith	189,614		*
Hank M. Bounds	7,500		*
Bill L. Fairfield	44,458		*
Bruce L. Hoberman	34,130		*
Michael E. Huss	23,812		*
Angie J. Klein	5,250		*
John P. Peetz, III	20,373		*
Karen B. Rhoads	231,937		*
James E. Shada	89,289		*
Brett P. Milkie	118,650		*
Robert M. Carlberg	136,834	(1)	*

All executive officers and Directors as a group (18)	20,298,363	(1)	40.8%

*     Less than 1%

(1)These amounts include shares owned within the respective officer's 401(k) accounts for which the voting power is held by MassMutual. Share amounts include Dennis H. Nelson with 10,416, Robert M. Carlberg with 24,364, and all executive officers and Directors as a group with 62,948.
(2)Shares owned by FMR LLC are those reported in its most recent Form 13G/A, as filed with the SEC on February 8, 2021.
(3)Shares owned by Blackrock, Inc. are those reported in its most recent Form 13G/A, as filed with the SEC on January 27, 2021.
(4)Shares owned by The Vanguard Group are those reported in its most recent Form 13G/A, as filed with the SEC on February 10, 2021.

Proposal 1

ELECTION OF DIRECTORS

Directors will be elected at the June 7, 2021 Meeting to serve until the next Meeting and until their successors are elected and qualified. The Board recommends the election of the twelve nominees listed below. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all such nominees to the Board. The Board has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of Director as the Board may recommend in place of such nominee. Set forth below is certain information concerning the nominees, which is based on data furnished by them.

Daniel J. Hirschfeld, age 79. Mr. Hirschfeld is Chairman of the Board of the Company. He has served as Chairman since April 19, 1991. Prior to that time, Mr. Hirschfeld served as President and Chief Executive Officer. Mr. Hirschfeld has been involved in all aspects of the Company's business, including the development of the Company's management information systems. The Board believes that Mr. Hirschfeld’s knowledge of Company operations, based upon his longstanding experience with the Company as its founder, allows him to provide strategic guidance and unique insights into the Company’s challenges and opportunities.

Dennis H. Nelson, age 71. Mr. Nelson is President and Chief Executive Officer and a Director of the Company. He has served as President and a Director since April 19, 1991. Mr. Nelson was elected as Chief Executive Officer by the Board on March 17, 1997. Mr. Nelson began his career with the Company in 1970 as a part-time salesperson while he was attending Kearney State College (now the University of Nebraska-Kearney). While attending college, he became involved in merchandising and sales supervision for the Company. Upon graduation from college in 1973, Mr. Nelson became a full-time employee of the Company and he has worked in all phases of the Company's operations since that date. Prior to his election as President and Chief Operating Officer on April 19, 1991, Mr. Nelson performed all of the functions normally associated with those positions. The Board believes that Mr. Nelson’s experience with the Company for over fifty years and his day-to-day leadership of the Company as Chief Executive Officer allows him to provide valuable guidance from his intimate knowledge of the Company’s operations and the markets in which the Company operates.

Thomas B. Heacock, age 43. Mr. Heacock is Senior Vice President of Finance, Treasurer, Chief Financial Officer, and a Director of the Company. He was elected a Director on December 4, 2017. Mr. Heacock was appointed Senior Vice President of Finance, Treasurer, and Chief Financial Officer effective February 4, 2018, after having served as Vice President of Finance, Treasurer, and Chief Financial Officer upon his appointment as Chief Financial Officer on July 20, 2017. He has been employed by the Company since October 2003 and served as Vice President of Finance, Treasurer, and Corporate Controller prior to his appointment as Chief Financial Officer. Prior to joining the Company, he was employed by Ernst & Young, LLP. Mr. Heacock is the son-in-law of Dennis H. Nelson, who serves as President and Chief Executive Officer and a Director of the Company. The Board believes that Mr. Heacock's experience in public accounting, along with his knowledge of the Company's financial and operating results, allows him to provided the Board with valuable knowledge and insight.

Kari G. Smith, age 57. Ms. Smith is Executive Vice President of Stores and a Director of the Company. She was elected a Director effective February 4, 2018 and was appointed Executive Vice President of Stores on February 13, 2014, after having served as Vice President of Sales since May 2001. Ms. Smith joined the Company in May 1978 as a part-time salesperson. Later she became store manager in Great Bend, Kansas and then began working with other stores as an area manager. Ms. Smith has continued to develop her involvement with the sales management team, helping with manager meetings and the development of new store managers, as well as providing support for store managers, area managers, and district managers. The Board believes that Ms. Smith's longstanding experience and her leadership of the Company's store teams and teammates provide the Board with valuable insights into current trends impacting the Company.

Hank M. Bounds, age 53. Mr. Bounds has been a Director of the Company since September 17, 2018. Since August 2019, he has been a full professor at the University of South Alabama, an educational consultant and executive leadership coach, and President Emeritus of the University of Nebraska. Prior to that time, Mr. Bounds served as the President of the University of Nebraska from April 2015 until August 2019. Mr. Bounds began his career as a high school teacher, then rose to principal, superintendent and state superintendent before becoming Mississippi’s commissioner of higher education in 2009, a position he held until his appointment as the seventh President of the University of Nebraska in 2015. The Board believes that Mr. Bounds's current and previous experiences, including leadership for a university that enrolls nearly 53,000 students and employs over 14,000 faculty and staff, provides him with valuable insight into many aspects of the Company's financial and administrative operations.

Bill L. Fairfield, age 74. Mr. Fairfield has served as a Director of the Company since May 30, 1996. Mr. Fairfield was the Chief Executive Officer of infoGROUP Inc. ("infoGROUP") from August 2008 to July 2010, a Director of infoGROUP from November 2005 to July 2010, and the Chairman of the infoGROUP Board of Directors from July 2008 to August 2008. In 2003 and 2004, Mr. Fairfield was Executive Vice President of Sitel Corporation, and from 1991 until October 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., a technology management services company. Prior to 1991, Mr. Fairfield was Chief Executive Officer of Valcom, the predecessor company to Inacom Corp. The Board believes that Mr. Fairfield’s business experience related to technology and his former role as Chief Executive Officer of infoGROUP allows him to provide insight in technology, auditing, and financial matters.

Bruce L. Hoberman, age 74. Mr. Hoberman has served as a Director of the Company since June 2, 2000. From 2003 to February 2020 he served as the Chairman of the Board of Proxibid, Inc., an internet auction service provider ("Proxibid"). He also served as President and Chief Executive Officer of Proxibid starting in 2003, stepping down from his President role in 2010, and later retiring from his CEO position in September 2012. Mr. Hoberman was Founder and President of Homer’s, Inc., a music retail chain and distribution company based in Omaha, Nebraska, from 1971 to 1993. The Board believes that Mr. Hoberman’s experience with a music retail chain and his experience and involvement with Proxibid allows him to provide insight in retail, technology, and financial matters.

Michael E. Huss, age 66. Mr. Huss has served as a Director of the Company since May 29, 2009. In 2016, Mr. Huss retired from his positions as General Counsel for Mutual of Omaha Bank and Deputy General Counsel and Corporate Secretary for the Mutual of Omaha Companies. Mr. Huss first joined Mutual of Omaha in 1993, holding various positions throughout his career. Prior to joining the Mutual of Omaha Companies, Mr. Huss practiced law as a partner at the Kutak Rock law firm in Omaha, Nebraska and was a certified public accountant in San Diego, California. The Board believes that Mr. Huss’s experience as General Counsel for Mutual of Omaha Bank, Deputy General Counsel and Corporate Secretary for Mutual of Omaha Companies, coupled with his prior experience as a certified public accountant, allow him to provide insight in accounting, audit, compliance, and financial matters. From his years of experience in accounting and law, he has knowledge and understanding of generally accepted accounting principles and auditing standards and how they should be applied to financial reporting systems. Mr. Huss serves on the Company’s Audit Committee and meets the SEC definition of an audit committee financial expert.

Angie J. Klein, age 43. Ms. Klein has been a Director of the Company since December 2, 2019. Ms. Klein currently serves as Senior Vice President of Consumer Segment Marketing for Verizon Communications, a position she has held since August 2020. Prior to such time, she served as Vice President of Consumer Segment Marketing for Verizon Communications since April 2017. Ms. Klein has been employed by Verizon since July 2001, serving in several roles of increasing leadership and responsibility. Prior to her current position, she held several Vice President roles for Verizon from 2012 to 2017, including Vice President of New Product Innovation Marketing, Vice President of Fios Distribution and Sales Acquisition Strategy, and Vice President of Northeast Marketing and Sales. A native Nebraskan, Ms. Klein is a graduate of the University of Nebraska-Lincoln. The Board believes that Ms. Klein's experience as Senior Vice President of Consumer Segment Marketing for Verizon allows her to provide insight in retail and consumer marketing matters.

John P. Peetz, III, age 71. Mr. Peetz has served as a Director of the Company since June 2, 2006. Mr. Peetz currently serves in an of counsel role for Peetz & Company, a Lincoln, Nebraska, based company providing strategic counsel in government and corporate affairs. Mr. Peetz previously served as Executive Vice President for Crete Carrier Corporation, one of the largest privately held trucking companies in the United States, located in Lincoln, Nebraska. He held this position from 1991 to May 2010 and held other positions with that organization prior to that date. He also previously served as President of Shaffer Trucking, the refrigerated carrier division of Crete Carrier, until his retirement from the company in December 2014. Mr. Peetz practiced law in Sidney, Nebraska, with the firm of Peetz, Peetz & Sonntag prior to joining Crete Carrier Corporation and its affiliated companies in 1988 as General Counsel. The Board believes that Mr. Peetz’s experience as Executive Vice President of Crete Carrier Corporation and as President of its Shaffer Trucking division allows him to provide insight with respect to distribution and financial matters.

Karen B. Rhoads, age 62. Ms. Rhoads has been a Director of the Company since April 19, 1991 and previously served as Senior Vice President of Finance and Chief Financial Officer of the Company. Ms. Rhoads retired from the Company effective February 3, 2018 after having stepped down as Senior Vice President of Finance and Chief Financial Officer effective July 20, 2017. Ms. Rhoads began working for the Company in the corporate office in November 1980 (while attending college) and later worked part-time on the sales floor. Ms. Rhoads practiced as a CPA for 6 1/2 years, during which time she began working on tax and accounting matters for the Company as a client, before returning to work full-time for the Company in November 1987. The Board believes that Ms. Rhoads’s experience in public accounting, coupled with her longstanding experience with the Company, allows her to provide valuable insight into the Company’s financial operations.

James E. Shada, age 65. Mr. Shada has been a Director of the Company since March 11, 2002. Mr. Shada previously served as Vice President of Sales and Executive Vice President of Sales since April 19, 1991. Effective March 27, 2009, Mr. Shada retired from the Company, after stepping down from his executive position on June 30, 2008. Mr. Shada began his career with the Company in November 1978 as a part-time salesperson while attending Kearney State College (now the University of Nebraska-Kearney). He later served as a store manager for the Company before returning to the corporate office in 1985 as the Company's sales manager. He was also involved in site selection and the development and education of personnel as store managers and as area and district managers. The Board believes that Mr. Shada’s prior experience with the Company as Executive Vice President of Sales allows him to provide special insights on the Company’s sales operations.

Directors will be elected under this proposal when they receive a plurality of affirmative votes cast by holders of the outstanding shares of Common Stock voting together as a single class at the Meeting. This means the twelve nominees receiving the highest number of votes at the Meeting, after taking into account any cumulative voting, will be elected. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

CORPORATE GOVERNANCE

The Board has developed corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Company’s corporate governance practices are documented in the Corporate Governance Guidelines and in the charters of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee of the Board. These materials are periodically reviewed and updated as necessary to reflect changes in regulatory requirements and changes in oversight practices.

Chairman and Chief Executive Officer

The Company does not have a formal policy regarding the separation of its Chairman and Chief Executive Officer positions. The role of Chairman and that of Chief Executive Officer currently are held separately. Daniel J. Hirschfeld serves as Chairman while Dennis H. Nelson serves as President and Chief Executive Officer. The Board believes that the Company’s current leadership structure is appropriate and achieves important objectives for the Company. Mr. Nelson is positioned to fully focus his energies on implementing the Company’s business strategy and administering its day-to-day affairs. Mr. Hirschfeld is positioned to draw on his relationships with existing Board members and his experience as a past President and Chief Executive Officer of the Company to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Nelson. Further, Mr. Hirschfeld remains the Company’s largest stockholder and, as Chairman, is in a position to promote the interests of all stockholders.

Risk Oversight

The Company’s Board oversees risk management with a focus on the Company’s primary areas of risk: risk related to the Company’s business strategy, financial risk, legal/compliance risk, and operational risk. The President and Chief Executive Officer and each of the Company’s other executive officers are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board, and explaining to the Board how those risks are being addressed.

The Board regularly receives reports from Company executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, the Board receives quarterly reports from certain members of management regarding areas of operational risk. In addition, the Board evaluates risk related to business strategies and transactions.

The standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to internal controls over financial reporting. It receives an annual risk assessment report from the Company’s internal auditors, as well as financial risk assessment information in connection with particular events or transactions. In addition, the Audit Committee regularly receives reports regarding information reported through the Company’s “whistleblower hotline.” The Corporate Governance and Nominating Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from the Company’s General Counsel. As discussed below, the Compensation Committee addresses risks relating to the Company’s executive compensation strategies. The Board receives regular reports from the chairs of the committees and receives reports and other meeting materials provided to each of the committees.

Compensation Risk Assessment

In setting executive compensation, the Compensation Committee considers the risks to the Company’s stockholders and to the achievement of Company goals that may be inherent in the compensation program. Although a significant portion of compensation for the Company’s executives is performance based and “at-risk,” the Compensation Committee believes the Company’s executive compensation plans are appropriately structured and do not pose a material risk to the Company. Specifically, performance based compensation for management is tied to Pre-Bonus Net Income as the key performance metric, with higher levels of Pre-Bonus Net Income resulting in higher performance based compensation. Since higher levels of Pre-Bonus Net Income ultimately contribute to higher net income and earnings per share, the Committee believes that the Company's executive compensation plans align management’s focus with that of the Company’s stockholders without creating incentives that are reasonably likely to have a material adverse effect on the Company. Incentive compensation for non-executive employees, including store managers and other members of the store leadership team, is similarly tied to measures that align the employees’ focus with that of the Company’s stockholders.

Board Committee Charters

The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Except for the Executive Committee, whose members are all executive officers of the Company, all committee members meet the independence requirements of the United States Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). The charters of the three committees listed in the table herein are available on the Company’s website at www.buckle.com and upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, Nebraska 68848. Current committee members are as listed:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

Hank M. Bounds	X	X	X
Bill L. Fairfield	Chairman	X	X
Bruce L. Hoberman	X	X	Chairman
Michael E. Huss	X	X	X
Angie J. Klein			X
John P. Peetz, III	X	Chairman	X
James E. Shada	X	X	X

Prior to Ms. Klein's appointment to the Board of Directors, the Board observed a longstanding practice whereby all independent directors served on the Audit, Compensation, and Corporate Governance and Nominating Committees. Upon Ms. Klein's appointment to the Board, the Board began a multi-year strategy to redistribute independent directors to fewer committees with increased responsibilities related to their committee membership.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist in the exercise of its responsibilities. These Guidelines are available free of charge on the Company's website at www.buckle.com or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

Code of Ethics

The Company has a Code of Ethics that applies to all employees, including the Chief Executive Officer and the Chief Financial Officer, as well as all members of the Board. The Code of Ethics is available free of charge on the Company's website at www.buckle.com or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

The Company intends to satisfy its disclosure obligations under applicable rules of the SEC regarding an amendment to or waiver from a provision of the Company's Code of Ethics that applies to the Company's Chief Executive Officer or its Chief Financial Officer by posting such information on its internet website.

Independence

The Company’s Corporate Governance Guidelines require that a majority of the Board consist of Directors who qualify as independent under NYSE Listing Standards. The Board has determined that all non-employee Directors of the Company (a Director of the Company who is not an officer or employee of the Company), except for Karen B. Rhoads, currently comprising seven of the twelve members of the Board, are independent under NYSE Listing Standards. In addition, all committee members, other than the Executive Committee members, meet the applicable independence requirements of the NYSE Listing Standards. The names of the independent Directors are: Hank M. Bounds, Bill L. Fairfield, Bruce L. Hoberman, Michael E. Huss, Angie J. Klein, John P. Peetz, III, and James E. Shada.

Executive Sessions of Non-Management Directors

The Company's non-employee Directors meet separately in executive session without employee Directors or representatives of management at each regularly scheduled quarterly meeting of the Board. The Chair of these executive sessions is rotated among the non-employee Directors alphabetically.

Stockholder Communication with the Board of Directors

Stockholders or other interested parties may contact an individual Director, the Board as a group, or the non-employee Directors as a group, by writing to: Board of Directors or Directors, c/o Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848. The communication should specify the applicable addressee(s) to be contacted as well as the address and telephone number of the person submitting the communication. The Board has instructed the Corporate Secretary to review all communications to the Board and to only distribute if appropriate to the duties and responsibilities of the Board. The Board has instructed the Corporate Secretary to not forward communications determined to be primarily commercial in nature, that relate to an improper or irrelevant topic, or that request general information about the Company. Communications regarding accounting, internal accounting controls, or auditing matters may also be reported to the Company's Board using the above address or through The Buckle Ethics Hotline. Information about how to contact The Buckle Ethics Hotline is available on the Company's website at www.buckle.com and in the Company's Code of Ethics.

Company Website

Information on the Company's website is not incorporated by reference into this proxy statement.

Meetings and Committees of the Board

During fiscal 2020, four meetings of the Board, more than twelve meetings of the Executive Committee, five meetings of the Compensation Committee, four meetings of the Corporate Governance and Nominating Committee, and seven meetings of the Audit Committee were held. No Director was absent from more than twenty-five percent of the aggregate of: (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees on which he or she served. The Company has the following standing committees:

Executive Committee. The Executive Committee has the power and authority of the Board to manage the affairs of the Company between meetings of the Board. The Executive Committee establishes compensation for all non-officer employees of the Company. The Executive Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. Members of the Executive Committee presently are Daniel J. Hirschfeld, Dennis H. Nelson, Thomas B. Heacock, and Kari G. Smith.

Audit Committee. The Audit Committee meets with the Company's Chief Financial Officer, internal auditors, and independent accountants to review the scope of auditing procedures, policies relating to internal controls, and the Company's public financial statements. The Board has determined that the Company has at least one Audit Committee member that meets the requirements of a financial expert. For fiscal 2020, Michael E. Huss, who served on the Audit Committee and fulfilled the Audit Committee financial expert role, was independent with respect to the Company and its management.

Compensation Committee. The Compensation Committee is responsible for establishing the Company’s philosophy, policies, and strategies relating to executive compensation and for evaluating the performance of the Company’s Chief Executive Officer. The Compensation Committee also administers the Amended and Restated 2005 Restricted Stock Plan and the Company’s incentive plans for management.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for researching and recruiting qualified new members for the Company’s Board. In considering whether to recommend any candidate for inclusion in the slate of recommended Director nominees, the Corporate Governance and Nominating Committee applies the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s independence, integrity, experience, sound judgment in areas relevant to the Company's business, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. The Corporate Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, and backgrounds. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant breadth of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Corporate Governance and Nominating Committee is also responsible for reviewing the Company’s Corporate Governance Guidelines and recommending to the Board any modifications the Committee deems appropriate. The Corporate Governance and Nominating Committee is charged with overseeing the evaluation and reporting to the Board on the performance and effectiveness of the Board and its committees. The Corporate Governance and Nominating Committee will consider nominees for Directors recommended by stockholders of the Company and will evaluate such nominees using the same criteria used to evaluate Director candidates otherwise identified by the Committee. Stockholders wishing to make such recommendations should write to: Corporate Governance and Nominating Committee, c/o Corporate Secretary, The Buckle, Inc., P. O. Box 1480, Kearney, NE 68848. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications, and other relevant biographical information.

Attendance at Annual Meeting

The Company requires all Directors to use all reasonable efforts to attend the Meeting. The Board holds one of its regularly scheduled quarterly meetings immediately following adjournment of the Meeting. Each Director of the Company participated in the Company's virtual Annual Meeting held in June 2020.

Chief Executive Officer Certification

The NYSE Listing Standards require that the Company’s Chief Executive Officer certify to the NYSE each year that he or she is not aware of any violation by the Company of the NYSE Corporate Governance Listing Standards, qualifying the certification to the extent necessary. The Company’s Chief Executive Officer, Dennis H. Nelson, filed such a certification with the NYSE for fiscal 2020.

Director Compensation

Effective June 1, 2019, each non-employee Director receives an annual retainer of $40,000 (paid quarterly) for their services as Director. The Chairman of each committee receives an additional amount as follows: the Audit Committee Chairman receives $3,000 per quarter, the Compensation Committee Chairman receives $2,000 per quarter, and the Chairman of the Corporate Governance and Nominating Committee receives $1,000 per quarter. Based on uncertainty surrounding the impact of the coronavirus (COVID-19) on business operations, on March 24, 2020, the Company announced that the Directors agreed to forgo their quarterly cash retainer for the then-current quarter. The Company resumed payment to the non-employee Directors of their regular retainer installments during the second quarter of fiscal 2020.

Directors also receive grants of Non-Vested Stock. Under the 2008 Director Restricted Stock Plan, 2,250 shares of Non-Vested Stock are granted annually to each non-employee Director on the first day of each fiscal year. The 2008 Director Restricted Stock Plan also provides that each non-employee Director be granted 750 shares of Non-Vested Stock on the date such Director is first elected to the Board. The shares granted are vested 25% immediately, with an additional 25% vesting on each of the first three successive anniversaries of the date of the issuance.

There are no family relationships among any of the Directors or Officers of the Company, except that Thomas B. Heacock, who currently serves as Senior Vice President of Finance, Treasurer, Chief Financial Officer, and a Director of the Company, is the son-in-law of Dennis H. Nelson, President, Chief Executive Officer, and Director. Additionally, Diane L. Applegate, appointed Vice President of Supply Chain and Merchandising Operations on December 8, 2014, is the sister of Karen B. Rhoads, Director.

The following table summarizes the compensation paid to the Company’s non-employee Directors for the fiscal year ended January 30, 2021:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQDC Earnings	All Other Compensation	Total
Name (1)	($) (2)	($) (3)	($)	($)	($)	($)	($)

Hank M. Bounds	30,000	54,923	—	—	—	—	84,923
Bill L. Fairfield	39,000	54,923	—	—	—	—	93,923
Bruce L. Hoberman	33,000	54,923	—	—	—	—	87,923
Michael E. Huss	30,000	54,923	—	—	—	—	84,923
Angie J. Klein	30,000	54,923	—	—	—	—	84,923
John P. Peetz, III	36,000	54,923	—	—	—	—	90,923
Karen B. Rhoads	30,000	54,923	—	—	—	—	84,923
James E. Shada	30,000	54,923	—	—	—	—	84,923

(1)The Company's Chairman and founder, Daniel J. Hirschfeld, also serves on the Board of Directors. Mr. Hirschfeld, in his role as Chairman of the Board, is an executive officer of the Company and does not receive additional compensation for his Board service.
(2)The amount shown is the amount earned during fiscal 2020 by the Company’s non-employee Directors, including an annual retainer paid in quarterly installments and quarterly fees for the Chairman of each committee. Based on uncertainty surrounding the impact of the coronavirus (COVID-19) on business operations, on March 24, 2020, the Company announced that the Directors agreed to forgo their quarterly cash retainer for the then-current quarter. The Company resumed payment to the non-employee Directors of their regular retainer installments during the second quarter of fiscal 2020.
(3)Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC 718, Compensation-Stock Compensation. The aggregate grant date fair value of shares of Non-Vested Stock granted to non-employee Directors in fiscal 2020 was $439,384. As of January 30, 2021, none of the Company's Directors had any stock options outstanding.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, Directors, and greater than 10% stockholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representations by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal 2020 have been complied with on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company is engaged in a highly competitive industry, with fashion, selection, quality, price, location, store environment, and service being the principal competitive factors. In order to compete and succeed, the Company believes that it must be able to attract, motivate, and retain highly qualified executives. The Company emphasizes the promotion of store managers and other management personnel from within. The Company’s compensation philosophy is that each member in a position to make the Company succeed should be rewarded accordingly for success and, as such, the compensation plan is intended to provide a relationship between the compensation earned by executive officers and the creation of value for stockholders. The Company has a team philosophy, reflected by the facts that: (i) employees have always been referred to as “teammates” and (ii) performance objectives upon which performance bonuses for executive officers are based are strategic objectives for Company performance, not individual goals.

Elements of Executive Compensation

For fiscal 2020, the compensation program for all executive officers, including the Company's Chief Executive Officer and Chief Financial Officer, consisted of:

•competitive base salary;
•incentive cash bonus, based upon the actual performance of the Company;
•benefits including a health and welfare plan, 401(k) plan, and supplemental non-qualified deferred compensation plan (to provide officers with a benefit comparable to that being currently provided to other employees under the 401(k) plan); and
•shares of Restricted Stock (previously and hereafter referred to as “Non-Vested Stock” in accordance with terminology used in Generally Accepted Accounting Principles (“GAAP”)).

The first three elements listed above are short-term in nature and designed to attract, motivate, and retain a talented executive team. Non-Vested Stock provides a long-term incentive designed to reward executives for the achievement of sustainable growth in stockholder value. Non-Vested Stock was granted pursuant to the Amended and Restated 2005 Restricted Stock Plan, which was previously approved by stockholders.

Salary

Fiscal 2020 salaries for executive officers were set in January 2020 and were increased over salaries paid for fiscal 2019. The amount of actual salary paid in fiscal 2020 for each Named Executive Officer is reported in the Summary Compensation Table included herein. When establishing base salaries, the Compensation Committee considered factors such as the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual in prior years with the Company, and the number and availability of well qualified candidates to assume the individual’s role. Base salary ranges are reviewed and re-established by the Compensation Committee annually.

Based on uncertainty surrounding the impact of the coronavirus (COVID-19) on business operations, the Company announced on March 24, 2020, that the Chairman and the President and Chief Executive Officer elected to forgo their salaries until such time as normal business operations resumed. Similarly, beginning April 5, 2020, the other Named Executive Officers agreed to reduce their base salaries by 20% until the time at which normal business operations resumed. The Company's Named Executive Officers (other than the Chairman and the President and Chief Executive Officer) resumed their normal rate of pay for the pay period commencing May 31, 2020 and all pay periods thereafter. The Company's Chairman and the President and Chief Executive Officer resumed taking 50% their normal base salaries for the pay period commencing May 31, 2020 and then resumed their normal rate of pay for the pay period commencing July 26, 2020 and all pay periods thereafter.

Incentive Cash Bonus

The 2020 Management Incentive Plan, which was approved by stockholders at the Meeting in 2020, included the creation of a Bonus Pool as a cash incentive for executives. This Bonus Pool was calculated utilizing Pre-Bonus Net Income as the key performance metric. Dollars were added to the Bonus Pool in two methods: (i) 1.2% of fiscal 2020's Pre-Bonus Net Income ("Applicable Percentage Amount") was included as a Base Amount; and (ii) if fiscal 2020's Pre-Bonus Net Income exceeded the Company's Target Pre-Bonus Net Income Amount, then a percentage of the amount above the Target would be added to the Base Amount in calculating the total Bonus Pool. Bonus Pool Awards pursuant to the 2020 Management Incentive Plan were in addition to base salaries. The Bonus Pool, computed in accordance with the 2020 Management Incentive Plan, resulted in a bonus pool of $4,905,342. Amounts of the Bonus Pool allocated to Named Executive Officers are disclosed in the Summary Compensation Table.

Management of the Company has identified Pre-Bonus Net Income as a key indicator of Company performance, and the Compensation Committee has determined that growth in this metric would likely translate to an increase in the share price of the Company’s stock, thereby aligning management’s focus with that of the Company’s stockholders.

Non-Vested Stock

Non-Vested Stock is currently the only long-term component of the Company’s executive compensation program. Beginning in 2005, for a variety of market and competitive reasons, the Compensation Committee started limiting the use of stock options as long-term incentive compensation and instead began making grants of Non-Vested Stock. The Compensation Committee believes that the use of Non-Vested Stock brings a greater degree of predictability and stability to the long-term incentive component of the management compensation program and more closely aligns the interests of management with those of stockholders.

The Compensation Committee determines the number of shares of Non-Vested Stock to be granted to the President and Chief Executive Officer. The Compensation Committee also determines the number of shares of Non-Vested Stock to be granted to the other executive officers after consultation with the President and Chief Executive Officer. The objective is to align compensation with long-term stockholder return and create a compensation program that motivates management to focus both on immediate results and on creating sustainable, long-term value for the Company’s stockholders.

For fiscal 2020, the Company granted both performance based and non-performance based shares of Non-Vested Stock. Shares of Non-Vested Stock were granted as of February 2, 2020, pursuant to the Amended and Restated 2005 Restricted Stock Plan. The grants of performance based Non-Vested Stock (which constituted the majority of the shares granted) vest only upon achievement of performance objectives and then in increments over a four-year period, commencing on the date the Compensation Committee certifies that the performance objectives were achieved. The grants of non-performance based Non-Vested Stock also vest in increments over four years, with vesting occurring on the last day of each fiscal year. The Compensation Committee believes that a four-year vesting period motivates management to adopt a longer term perspective on Company performance while simultaneously developing a strong retention incentive for executive officers. The Compensation Committee believes the performance objectives further align management’s compensation with long-term stockholder interests.

Performance based shares awarded under the Amended and Restated 2005 Restricted Stock Plan include a performance feature whereby 50% of the shares granted will vest over four years if the Company achieves the Target (as established by the Compensation Committee) for fiscal 2020 Pre-Bonus Net Income, the next 25% of the shares granted will vest over four years if the Company’s fiscal 2020 Pre-Bonus Net Income increases at least 2.5% over the Target, and the final 25% of the shares granted will vest over four years if the Company’s fiscal 2020 Pre-Bonus Net Income increases at least 5.0% over the Target. If the Company does not achieve a 2.5% increase over the Target for Pre-Bonus Net Income, 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 12.0% of Net Sales for the fiscal year, an additional 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 14.0% of Net Sales for the fiscal year, and another 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 16.0% of Net Sales for the fiscal year. The remaining 25% of the shares granted will be forfeited if the Company does not achieve a 2.5% increase over the Target for Pre-Bonus Net Income for the fiscal year. The Company achieved the three primary performance objectives set for fiscal 2020 (based on Pre-Bonus Net Income) and thus 100% of the shares granted to executive officers and others on February 2, 2020 are eligible for vesting.

Non-performance based shares awarded under the Amended and Restated 2005 Restricted Stock Plan are not subject to performance objectives and vest over a period of four years as follows: 20% vesting on the last day of the fiscal year for which the shares are granted and 20% vesting at the following fiscal year-end, followed by 30% vesting at each of the next two fiscal year-ends.

Shares granted to Named Executive Officers, net of forfeitures, for fiscal 2020 are disclosed in the Grants of Plan-Based Awards table included herein.

Stock Options

There were no stock options granted in fiscal 2020 to any executive officer, employee, or Director.

Employment Agreements

The Company has no employment agreements under which any employee, including the executive officers, is entitled to employment for any specific period of time. Each of the Named Executive Officers listed in the Summary Compensation Table receives a salary plus a cash incentive, based on achievements in key performance categories, and Non-Vested Stock. In addition, the Compensation Committee retains the authority to award discretionary bonuses to executive officers.

For fiscal 2020, the base salary for each of the Named Executive Officers was as follows: Dennis H. Nelson - $1,125,000, Thomas B. Heacock - $460,000, Kari G. Smith - $527,000, Brett P. Milkie - $500,000, and Robert M. Carlberg - $500,000. As previously discussed, Dennis H. Nelson elected to forego his salary for a portion of fiscal 2020 due to the impact of COVID-19 on business operations. The other Named Executive Officers agreed to a 20% salary reduction for a portion of fiscal 2020 due to COVID-19's impact on business operations. The amount of actual salary paid in fiscal 2020 is set forth in the Summary Compensation Table included herein.

Incentive cash bonuses are paid annually in accordance with established management incentive plans, which are approved by stockholders for each respective fiscal year. (See “Report of the Compensation Committee”). Bonuses are payable before April 15 of the year following the year to which they relate and are contingent upon the employee being employed by the Company on the last day of the fiscal year for which the bonus was earned. For purposes of computing incentive cash bonuses for the Named Executive Officers identified in the Summary Compensation Table, "Profits" mean Pre-Bonus, Pre-Tax Net Income, which is defined as net income from operations, excluding administrative and store manager percentage bonuses.

Related Party Transactions

The total amount owed to the Company by the Hirschfeld Family Trust (the "Trust") is $1,365,000 ($600,000 principal plus $765,000 of accrued interest). The loans are repayable with interest at the rate of 5% per annum and are represented by promissory notes dated July 27, 1994, July 14, 1995, and July 16, 1996, and are secured pursuant to, and in accordance with, the terms of a collateral assignment dated July 27, 1994, pursuant to which Jeffrey L. Orr, as Trustee, has assigned and conveyed to the Company, as security for the loan, all of the Trust’s right, title, and interest in a certain life insurance policy owned by the Trust and insuring the life of Daniel J. Hirschfeld. The 1996 loan completed the planned periodic premium payments due on the insurance policy, requiring no additional loans.

Dennis H. Nelson, President, Chief Executive Officer, and Director, is related to the following employees of the Company: son-in-law, Thomas B. Heacock, Senior Vice President of Finance, Treasurer, Chief Financial Officer, and Director and daughter, Carissa N. Crocker, Divisional Merchandise Manager of Men’s Denim and Casual Bottoms. Karen B. Rhoads, Director, is related to the following employee of the Company: sister, Diane L. Applegate, Vice President of Supply Chain and Merchandising Operations. For fiscal 2020, these three individuals received aggregate cash compensation from the Company in the amount of $1,745,320.

Other Compensation

The Compensation Committee does not believe that perquisites and other compensation and benefits should play a major role in the overall executive compensation program. The Company’s executive officers are offered the opportunity to defer a portion of their annual base salary and annual bonus through a 401(k) plan that is generally available Company-wide and through a more restricted (i.e. participation is limited to the Company’s President and Chief Executive Officer and other executive officers) non-qualified deferred compensation plan, both of which include Company matching contributions. The Compensation Committee views these deferral plans more as an individual retirement planning option for the employees and not as a long-term compensation program. The amount of Company matching contributions for each Named Executive Officer is reported in a footnote to the Summary Compensation Table.

The Company provided limited personal use of the Company’s airplane to the President and Chief Executive Officer. The amount of this benefit is reported as a footnote to the Summary Compensation Table.

Potential Payments Upon Change in Control

The Restricted Stock Agreement pursuant to which Non-Vested Stock is granted under the Company’s Amended and Restated 2005 Restricted Stock Plan contains provisions providing for the immediate vesting of all non-vested shares, for which performance objectives, if applicable, have been achieved and certified, upon the occurrence of a Change in Control or in the event employment with the Company is terminated by the Company for other than Good Cause or if the employee terminates his or her employment for Good Reason.

Generally a Change in Control is deemed to occur upon:

•Any acquisition (other than by an employee benefit plan sponsored or maintained by the Company, or by Daniel J. Hirschfeld, or any member of his family) of 25% or more of the then outstanding voting securities of the Company, or 25% or more of the total value of all equity securities, if, at the time of such acquisition, Daniel J. Hirschfeld, members of his family, and his affiliates own less than 50% of the outstanding voting securities of the Company or less than 50% of the total value of all equity securities of the Company;
•If individuals who, as of the effective date of each plan, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of the current members or their successors, cease for any reason to constitute at least a majority of the Board; or
•Approval by the stockholders of the Company of a merger, reorganization, or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock of the Company immediately before the merger, reorganization, or consolidation, do not, after such merger, reorganization, or consolidation, beneficially own, directly or indirectly, more than 60% of respectively, the then outstanding Common Stock and the combined voting power other than outstanding voting securities entitled to vote generally in the election of Directors of the Company resulting from such merger, reorganization, or consolidation, or approval by the stockholders of a liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

Generally, pursuant to the Restricted Stock Agreement, “Good Cause” includes:

•dishonesty, intentional breach of fiduciary obligation, or intentional wrongdoing or malfeasance;
•conviction of a criminal violation involving fraud or dishonesty; or
•material breach of the terms of any agreement between the employee and the Company.

Generally, pursuant to the Restricted Stock Agreement, “Good Reason” is deemed to exist when there is a:

•significant reduction in the scope of the employee’s authority;
•reduction in the employee's rate of base pay;
•the Company changes the principal location in which employee is required to perform services; or
•the Company terminates or amends any incentive plan or retirement plan that, when considered in the aggregate with any substitute plan or plans, the incentive plans and retirement plans fail to provide the employee with the level of benefits equivalent to at least 90% of the value of the level of benefits provided in the aggregate by the plans existing at the date of the Change in Control.

If a Change in Control were to take place as of January 30, 2021, or if the executives were to be terminated without Good Cause or resigned for Good Reason at such date, the estimated benefits that would be provided to Named Executive Officers are as follows:

Name	Maximum Value of Accelerated Vesting of Stock Options ($)	Maximum Value of Accelerated Vesting of Non-Vested Shares ($)	Total ($)

Dennis H. Nelson	—	6,939,980	6,939,980
Thomas B. Heacock	—	1,054,956	1,054,956
Kari G. Smith	—	1,138,707	1,138,707
Brett P. Milkie	—	1,054,956	1,054,956
Robert M. Carlberg	—	1,054,956	1,054,956

Executive Compensation for Fiscal 2021

For fiscal 2021, the compensation program for all executive officers will include all of the elements set forth above under the caption "Elements of Executive Compensation" previously set forth in this proxy statement describing the fiscal 2020 compensation program. Information concerning specific elements for fiscal 2021 is as follows:

Salaries for Fiscal 2021

Base salaries for fiscal 2021 for the Named Executive Officers included in the Summary Compensation Table are as follows:

Name	Base Salary ($)

Dennis H. Nelson	1,150,000
Thomas B. Heacock	485,000
Kari G. Smith	554,000
Brett P. Milkie	525,000
Robert M. Carlberg	525,000

Incentive Cash Bonuses under the 2021 Management Incentive Plan

Incentive cash bonuses are proposed to be paid in accordance with the 2021 Management Incentive Plan, subject to the approving vote of the stockholders at the Meeting. Reference is made to Proposal 3 and Exhibit A for a full description of the 2021 Management Incentive Plan.

Non-Vested Stock

Non-Vested Stock was granted by the Compensation Committee in accordance with the Amended and Restated 2005 Restricted Stock Plan. The Amended and Restated 2005 Restricted Stock Plan was last approved by stockholders at the Meeting held May 31, 2013 and was amended at the Meeting held June 1, 2018. The Amended and Restated 2005 Restricted Stock Plan permits the Company, acting by the Compensation Committee, to grant awards of Non-Vested Stock, including performance awards. The Amended and Restated 2005 Restricted Stock Plan grants the Compensation Committee the authority to determine and select the Performance Criteria and the applicable Performance Period, and to establish Performance Goals, without further stockholder approval, so long as the Performance Criteria, Performance Period, and Performance Goals are consistent with the Amended and Restated 2005 Restricted Stock Plan as approved by the stockholders.

As of January 31, 2021, the Compensation Committee granted shares of Non-Vested Stock pursuant to the Amended and Restated 2005 Restricted Stock Plan to the Named Executive Officers as follows:

Name	Performance Based Shares (#)	Non-Performance Based Shares (#)	Total Number of Non-Vested Shares (#)

Dennis H. Nelson	110,000	10,000	120,000
Thomas B. Heacock	16,000	2,400	18,400
Kari G. Smith	17,000	2,800	19,800
Brett P. Milkie	16,000	2,400	18,400
Robert M. Carlberg	16,000	2,400	18,400

For fiscal 2021, as shown in the above table, the Company awarded both performance based and non-performance based shares. Performance based shares awarded under the Amended and Restated 2005 Restricted Stock Plan will vest according to performance objectives whereby 50% of the shares granted will vest over four years if the Company achieves the Target (as established by the Compensation Committee) for fiscal 2021 Pre-Bonus Net Income, the next 25% of the shares granted will vest over four years if the Company’s fiscal 2021 Pre-Bonus Net Income increases at least 2.5% over the Target, and the final 25% of the shares granted will vest over four years if the Company’s fiscal 2021 Pre-Bonus Net Income increases at least 5.0% over the Target. If the Company does not achieve a 2.5% increase over the Target for Pre-Bonus Net Income, 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 12.0% of Net Sales for the fiscal year, an additional 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 14.0% of Net Sales for the fiscal year, and another 25% of the shares granted will vest if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 16.0% of Net Sales for the fiscal year. The remaining 25% of the shares granted will be forfeited if the Company does not achieve a 2.5% increase over the Target for Pre-Bonus Net Income for the fiscal year. Upon the Compensation Committee’s certification of the achievement of the performance results, 20% of the Non-Vested Stock Shares would vest immediately, with 20% vesting on January 28, 2023, 30% on February 3, 2024, and 30% on February 1, 2025. Non-performance based shares awarded under the Amended and Restated 2005 Restricted Stock Plan are not subject to performance objectives and will vest over a period of four years as follows: 20% on January 29, 2022, 20% on January 28, 2023, 30% on February 3, 2024, and 30% on February 1, 2025. The employee must remain in the employ of the Company on the vesting date in order to become vested in both the performance based and the non-performance based shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer, Chief Financial Officer, and each of the three next most highly compensated executive officers of the Company (collectively, "Named Executive Officers" as previously referenced in this proxy statement) for the fiscal year ended January 30, 2021:

SUMMARY COMPENSATION TABLE

Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($) (3)	($)	($) (2)	($)	($)	($)	($) (1)	($)

Dennis H. Nelson	2020	822,115	1,814,977	2,929,200	—	—	—	88,936	5,655,228
President	2019	1,075,000	669,588	1,129,700	—	—	—	112,007	2,986,295
and CEO	2018	999,996	620,983	1,274,000	—	—	—	136,640	3,031,619

Thomas B. Heacock	2020	445,846	429,217	449,144	—	—	—	25,183	1,349,390
Senior Vice President	2019	422,000	158,348	172,062	—	—	—	22,778	775,188
of Finance and CFO	2018	385,000	139,302	194,040	—	—	—	21,590	739,932

Kari G. Smith	2020	510,785	466,007	483,318	—	—	—	27,451	1,487,561
Executive Vice President	2019	508,000	171,921	187,704	—	—	—	26,164	893,789
of Stores	2018	490,000	151,889	211,680	—	—	—	21,350	874,919

Brett P. Milkie	2020	484,616	429,217	449,144	—	—	—	26,355	1,389,332
Senior Vice President	2019	482,000	158,348	172,062	—	—	—	25,119	837,529
of Leasing	2018	465,000	139,302	194,040	—	—	—	25,045	823,387

Robert M. Carlberg	2020	484,616	429,217	449,144	—	—	—	26,355	1,389,332
Senior Vice President	2019	482,000	158,348	172,062	—	—	—	25,124	837,534
of Men's Merchandising	2018	465,000	139,302	194,040	—	—	—	25,041	823,383

(1)Fiscal 2020 amounts include the Company's matching contribution into the 401(k) profit sharing plan for the plan year ended December 31, 2020, net of match forfeitures resulting from Actual Contribution Percentage testing. The Company matched 50% of the employees' deferrals not exceeding 6% of gross earnings and subject to dollar limits per Internal Revenue Code regulations. These amounts also include the Company’s matching contribution into The Buckle, Inc. Non-Qualified Deferred Compensation Plan, covering the executive officers for the plan year ended December 31, 2020. The Company matched 45% of each officer’s deferrals, except for the President and Chief Executive Officer whose match was 60% of deferrals, not exceeding 6% of gross earnings. For fiscal 2020, Other Compensation for Dennis H. Nelson also includes $25,404 of value added to earnings for personal usage of the Company’s airplanes.
(2)Reflects the grant date fair value of performance based shares for which the performance objectives were achieved, plus the grant date fair value of the non-performance based shares. Such value is computed in accordance with FASB ASC 718, Compensation-Stock Compensation, see Note J in the Notes to Financial Statements included in the Company’s Annual Report on Form 10-K. For fiscal 2020, the Company achieved the three primary performance goals, resulting in the eligibility for vesting of 100% of the shares of the performance based Non-Vested Stock granted for fiscal 2020. For the non-performance based Non-Vested Stock, all shares are eligible for vesting.

(3)As previously discussed, Dennis H. Nelson elected to forego his salary for a portion of fiscal 2020 due to the impact of COVID-19 on business operations. He received no base salary from March 22, 2020 through May 30, 2020 and 50% of his normal base salary from May 31, 2020 through July 25, 2020, at which time he resumed receiving his salary at his normal rate of pay. Similarly, the other Named Executive Officers agreed to a 20% salary reduction beginning April 5, 2020, due to the impact of COVID-19 on business operations. The other Named Executive Officers resumed their normal rate of pay on May 31, 2020. The amount of actual salary paid in fiscal 2020 is set forth in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, as to the Company's Named Executive Officers, information concerning Non-Vested Stock granted during the fiscal year ended January 30, 2021:

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or	All Other Option Awards; Number of Securities Underlying	Exercise or Base Price of Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/SH)

Dennis H. Nelson	2/2/2020	—	—	—	—	—	—	120,000	—	N/A
Thomas B. Heacock	2/2/2020	—	—	—	—	—	—	18,400	—	N/A
Kari G. Smith	2/2/2020	—	—	—	—	—	—	19,800	—	N/A
Brett P. Milkie	2/2/2020	—	—	—	—	—	—	18,400	—	N/A
Robert M. Carlberg	2/2/2020	—	—	—	—	—	—	18,400	—	N/A

For fiscal 2020, the Company achieved the three primary performance goals, resulting in the eligibility for vesting for 100% of the shares of the performance based Non-Vested Stock granted for fiscal 2020, according to the terms of the Plan. All grants of non-performance based Non-Vested Stock are eligible for vesting, according to the terms of the Amended and Restated 2005 Restricted Stock Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth outstanding stock option awards classified as exercisable or unexercisable for each of the Company’s Named Executive Officers as of January 30, 2021 and the number of shares of Non-Vested Stock that have not vested as of January 30, 2021 and the market value of those shares as of that date:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Dennis H. Nelson	—	—	—	N/A	N/A	176,500	6,939,980	—	—
Thomas B. Heacock	—	—	—	N/A	N/A	26,830	1,054,956	—	—
Kari G. Smith	—	—	—	N/A	N/A	28,960	1,138,707	—	—
Brett P. Milkie	—	—	—	N/A	N/A	26,830	1,054,956	—	—
Robert M. Carlberg	—	—	—	N/A	N/A	26,830	1,054,956	—	—

There have been no stock options granted to executive officers since fiscal 2004, and, as of January 30, 2021, all stock options granted to the Named Executive Officers were vested and fully exercised, resulting in no reported exercisable or unexercisable options in the above table. The shares of performance based Non-Vested Stock vest over a four year period with 20% vesting upon certification of achievement of performance objectives and 20% vesting at the end of the next fiscal year thereafter, followed by 30% vesting at each of the next two fiscal year-ends. For fiscal 2020, the Company achieved the three primary performance objectives, resulting in the eligibility for vesting for 100% of the shares of performance based Non-Vested Stock granted for fiscal 2020, according to the terms of the Plan. The shares of non-performance based Non-Vested Stock vest over a four year period with 20% vesting on the last day of the fiscal year for which the shares are granted and 20% vesting at the following fiscal year-end, followed by 30% vesting at each of the next two fiscal year-ends, according to the terms of the Plan.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock options exercised and Non-Vested Stock acquired on vesting, for each of the Company’s Named Executive Officers, during the fiscal year ended January 30, 2021, and the value realized upon exercise and vesting of the options and shares, respectively:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)

Dennis H. Nelson	—	—	63,500	2,234,360
Thomas B. Heacock	—	—	9,330	331,066
Kari G. Smith	—	—	10,800	386,480
Brett P. Milkie	—	—	9,900	353,478
Robert M. Carlberg	—	—	9,900	353,478

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth earnings, distributions, and balances for each of the Named Executive Officers under the Company’s Non-Qualified Deferred Compensation Plan for the fiscal year ended January 30, 2021:

	Executive Contributions Last FY	Registrant Contributions Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($) (1)	($) (1) (2)	($) (3)	($)	($)

Dennis H. Nelson	89,387	54,982	14,711	—	6,328,955
Thomas B. Heacock	36,164	16,633	86,465	—	483,946
Kari G. Smith	40,919	18,901	466,909	—	2,572,992
Brett P. Milkie	77,073	17,805	426,111	—	3,946,869
Robert M. Carlberg	58,663	17,805	311,216	—	2,349,522

(1)Amounts have been reported as compensation in the Summary Compensation Table set forth in this proxy statement.
(2)Consists of amounts earned for the plan year ended December 31, 2020, but not credited to the respective Named Executive Officer's account until paid in fiscal 2021.
(3)Amounts not included in the Summary Compensation Table, as they do not represent above-market or preferential earnings on compensation.

CEO PAY RATIO

The Company is required to disclose the ratio of the total annual compensation of the Company’s President and Chief Executive Officer to the total annual compensation of the Company’s “median employee.” The Company identified its “median employee” using 2020 W-2 earnings for all teammates, excluding the President and Chief Executive Officer, who were employed by the Company as of December 31, 2020. After identifying the “median employee” based on 2020 W-2 earnings, the Company calculated the total annual compensation for that “median employee” using the same methodology that was applied for the Company’s Named Executive Officers, as set forth in the Summary Compensation Table above. The Company’s total number of teammates varies seasonally, with the majority being part-time teammates and more than 85% working in the Company’s retail stores. The Company’s “median employee” works for the Company in a retail store on a part-time basis.

The total annual compensation for fiscal 2020 for the President and Chief Executive Officer was $5,655,228, and for the Company’s “median employee” was $5,782. The resulting ratio of the Company’s President and Chief Executive Officer’s pay to the pay of the Company’s “median employee” for fiscal 2020 is 978.1 to 1.0.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis which appears in this proxy statement under the captions “Compensation Discussion and Analysis” and “Executive Compensation and Other Information” and is required by Item 402(b) of SEC Regulation S-K.

Based upon such review and discussions, we recommended to the Board that such Compensation Discussion and Analysis be included in this proxy statement.

John P. Peetz, III, Chairman	Hank M. Bounds	Bill L. Fairfield	Bruce L. Hoberman
Michael E. Huss	James E. Shada

Proposal 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended January 30, 2021 and February 1, 2020, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Subject to stockholder ratification, the Audit Committee has re-appointed the firm of Deloitte & Touche LLP, an independent registered public accounting firm, as independent registered public accountants to audit the financial statements of the Company for the fiscal year ended January 29, 2022. Deloitte & Touche LLP has served as the independent auditors of the Company since December 1990.

Aggregate fees billed to the Company for services rendered were $540,900 and $559,700 for the years ended January 30, 2021 and February 1, 2020, respectively, and were composed of the following:

Audit Fees
The aggregate fees and expenses billed for the audit of the Company’s annual financial statements for the fiscal years ended January 30, 2021 and February 1, 2020, for services related to the audit of the Company’s internal control over financial reporting, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years were $440,000 and $440,000, respectively.

Audit-Related Fees
The aggregate fees billed for audit-related services for the fiscal years ended January 30, 2021 and February 1, 2020 were $24,500 and $24,500, respectively. These fees relate to the audit of the Company’s 401(k) Plan for the plan years ended December 31, 2019 and 2018, as well as services provided in connection with certain other SEC filings for fiscal 2020 and fiscal 2019.

Tax Fees
The aggregate fees billed for tax services for the fiscal years ended January 30, 2021 and February 1, 2020 were $76,400 and $95,200, respectively. These fees relate to services provided for the preparation of state and federal income tax returns in fiscal 2020 and 2019. For both fiscal years, the fees also included services related to amending of certain federal and state income tax returns. Fees for fiscal 2019 also included certain tax consulting services.

All Other Fees
The aggregate fees for services not included above were $0 for the fiscal years ended both January 30, 2021 and February 1, 2020.

One or more representatives of Deloitte & Touche LLP are expected to attend the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the Meeting. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 2, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal 3

APPROVE THE COMPANY’S 2021 MANAGEMENT INCENTIVE PLAN

The Board believes that the continued success of the Company depends on its ability to attract, retain, and motivate key employees. Accordingly, the Compensation Committee of the Board has reviewed the Company’s executive incentive compensation program and recommends that the Company’s stockholders approve the 2021 Management Incentive Plan (the “2021 Incentive Plan”), which is set forth in Exhibit “A” to this proxy statement.

The following discussion is qualified in its entirety by reference to the text of the 2021 Incentive Plan.

Background

The 2021 Incentive Plan is modeled after the 2020 Management Incentive Plan approved by the stockholders of the Company at the Meeting held in 2020 (the “2020 Incentive Plan”). The 2021 Incentive Plan is a one-year plan designed to motivate the Company’s key employees to improve stockholder value by linking a portion of their compensation to the Company’s financial performance. The 2020 Incentive Plan was also a one-year plan designed to motivate the Company’s key employees to improve stockholder value by linking a portion of their compensation to the Company’s financial performance.

The goals of the Compensation Committee with regard to cash compensation are:

•to establish base salaries at a competitive level; and
•to establish a cash bonus program that rewards performance.

Description of the Incentive Plan

The 2021 Incentive Plan is administered by the Compensation Committee of the Board.

The Committee’s powers include authority, within the limitations set forth in the 2021 Incentive Plan, to:

•select the persons to be granted Cash Awards;
•determine the time when Cash Awards will be granted;
•determine whether objectives and conditions for earning Cash Awards have been met; and
•determine whether payment of Cash Awards will be made at the end of an award period or deferred.

Any employee of the Company whose performance the Compensation Committee determines can have a significant effect on the success of the Company - designated a Key Employee by the Plan - will be granted an annual incentive Cash Award under the 2021 Incentive Plan. Because the number of Key Employees may change over time and because the selection of participants is discretionary, it is impossible to determine the number of persons who will be eligible for awards under the 2021 Incentive Plan during its term. However, it is anticipated that nine persons will receive Cash Awards for fiscal 2021 under the 2021 Incentive Plan.

The 2021 Incentive Plan includes the creation of a Bonus Pool as a cash incentive for executives. This Bonus Pool will be calculated utilizing Pre-Bonus Net Income as the key performance metric. Dollars will be added to the Bonus Pool in two methods: (i) 1.2% of fiscal 2021's Pre-Bonus Net Income ("Applicable Percentage Amount") will be included as a Base Amount; and (ii) if fiscal 2021's Pre-Bonus Net Income exceeds the Company's Target Pre-Bonus Net Income Amount, then a percentage of the amount above the Target will be added to the Base Amount in calculating the total Bonus Pool, as outlined in Exhibit A. Bonus Pool Awards pursuant to the 2021 Incentive Plan will be in addition to base salaries.

Cash Awards

Each participant in the 2021 Incentive Plan shall receive a Cash Award equal to 100% of their respective share of the Bonus Pool. The President and Chief Executive Officer’s share of the Bonus Pool is 37 points (approximately 37% of the allocated points) and the share of each other participant in the Bonus Pool shall be determined by the President and Chief Executive Officer prior to the first day of each fiscal year (or immediately upon adoption of the plan).

No Cash Award payment for the year may be made to an executive until the Company’s Pre-Bonus Net Income for the year is certified by the Compensation Committee. A participant shall not be entitled to receive payment of an Award unless such participant is still in the employ of the Company on the last day of the fiscal year for which the Cash Award is earned.

Amendments

The Committee may amend the 2021 Incentive Plan from time to time, provided that no amendment to the 2021 Incentive Plan shall be effective unless approved by the Company’s stockholders.

New Plan Benefits

No Cash Awards have been granted under the 2021 Incentive Plan, and it is not determinable what Cash Awards will be received by any employee under the 2021 Incentive Plan. However, the following table provides information concerning the Cash Award that would have been received by each of the following persons and groups for the last completed fiscal year had the 2021 Incentive Plan been in effect:

Name	Cash Award ($)

Dennis H. Nelson	1,814,977
Thomas B. Heacock	429,217
Kari G. Smith	466,007
Brett P. Milkie	429,217
Robert M. Carlberg	429,217
All Executive Officers (9 persons)	4,905,342
Non-Executive Officer Directors (0 persons)	—

Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the Meeting. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 3, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE COMPANY’S 2021 MANAGEMENT INCENTIVE PLAN.

Proposal 4

AMEND THE COMPANY'S AMENDED AND RESTATED 2005 RESTRICTED STOCK PLAN

The Board of Directors of the Company has adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated 2005 Restricted Stock Plan (the “Restricted Stock Plan”) which increases the aggregate number of shares of Common Stock reserved for issuance under the Restricted Stock Plan from 3,600,000 shares to 4,200,000 shares.

Description of the Restricted Stock Plan

The Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors, which committee is composed of Directors who are not eligible to participate in the Restricted Stock Plan and who qualify as "non-employee Directors" as contemplated by Rule 16(b)(3) adopted by the Securities and Exchange Commission. The Compensation Committee has authority under the Restricted Stock Plan to grant awards of Non-Vested Stock. Non-employee Directors are not eligible to receive awards under the Restricted Stock Plan. A total of 3,600,000 shares of Common Stock are presently reserved for issuance under the Restricted Stock Plan, and that amount would be increased to 4,200,000 shares under the proposed amendment. Shares subject to the Restricted Stock Plan are authorized but unissued shares. Shares re-acquired by the Company are returned to the status of authorized but unissued shares pursuant to the Model Business Corporation Act of Nebraska. The provisions governing the disposition of specific awards granted under the Restricted Stock Plan in the event of the retirement, disability, death, or other termination of employment of the Participant, as well as the restrictions and vesting requirements with respect to shares will be determined by the Compensation Committee at the time such awards are granted. The Restricted Stock Plan provides that the Compensation Committee can take certain actions to protect Participants' rights in the event of a change in control of the Company. Non-Vested Stock shares are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code. In making grants of Non-Vested Stock, the Compensation Committee is granted the authority under the Restricted Stock Plan to determine and select the Performance Criteria and the applicable Performance Period and to establish Performance Goals, without stockholder approval of the Performance Goals. The Restricted Stock Plan provides that Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after any of the following: interest, taxes, depreciation and amortization, and certain other expenses), net losses, sales or revenue, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Performance Periods may be one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, a Performance Based Award.

The Compensation Committee may amend or terminate the Restricted Stock Plan. However, no such amendment or termination may impair any shares previously awarded under the Restricted Stock Plan. Stockholder approval is required for any amendment which must be approved by stockholders under applicable law or the rules of any stock exchange on which shares of the Common Stock are traded.

Stock awarded pursuant to the Restricted Stock Plan will be taxed at the earlier of vesting or removal of restriction of sale or transfer. Generally, no income will be realized by the employee at the time the shares are granted, except by individual voluntary election filed with the Internal Revenue Service. When the shares vest, ordinary income in an amount equal to the fair market value of the shares will be realized. The holding period to determine whether at disposition any appreciation (or depreciation) is treated as short-term or long-term capital gain or loss will begin on the date of vesting. Subject to limits on deductibility established by the Internal Revenue Code, the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee in the year that such income becomes taxable.

Reasons for Amendment

As discussed above in “Compensation Discussion and Analysis,” the Compensation Committee and the Board of Directors believe the use of Non-Vested Stock helps in aligning the interests of management with those of stockholders. As modified by the proposed amendments, the Restricted Stock Plan will enable the Company to continue its practice of making annual grants of Non-Vested Stock for a period of approximately three years without seeking additional approval from the Company’s stockholders.

At the Annual Meeting of Stockholders held on May 31, 2013, stockholders approved the Restricted Stock Plan, which increased the available shares to 3,000,000. At the Annual Meeting of Stockholders held on June 1, 2018, stockholders approved an amendment to the Restricted Stock Plan, which increased the available shares to 3,600,000. The total of non-vested shares issued under the Restricted Stock Plan through January 31, 2021 was 3,330,918, net of forfeitures, leaving 269,082 shares available for grant in 2022 and future years.

In order to fulfill grants for future fiscal years, it will be necessary to increase the number of shares available for issuance. The Board of Directors recommends that an additional 600,000 shares of Common Stock be added to the Restricted Stock Plan, which the Board of Directors believes will provide sufficient shares to allow grants for three years, covering fiscal years 2022 through 2024.

New Plan Benefits

No determination has been made with respect to the future recipients of awards of Non-Vested Stock under the Restricted Stock Plan, and it is not possible to specify the names or positions of persons to whom awards will be granted, or the number of shares to be covered by such awards, within the limitations of the Restricted Stock Plan. However, as required by SEC rules, the table that follows shows the number and dollar value benefit of all awards granted under the existing Restricted Stock Plan as of January 31, 2021 to (i) each of our Named Executive Officers, (ii) all current executive officers as a group, (iii) all non-employee directors as a group, and (iv) all employees who are not executive officers as a group.

Name	Dollar Value (1)	Number of Shares

Dennis H. Nelson	4,718,400	120,000
Thomas B. Heacock	723,488	18,400
Kari G. Smith	778,536	19,800
Brett P. Milkie	723,488	18,400
Robert M. Carlberg	723,488	18,400
All Executive Officers (9 persons)	9,869,320	251,000
All Non-Executive Officer Employees	4,415,636	112,300

(1) Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC 718, Compensation-Stock Compensation.

Stockholder Action

The Board of Directors believes that the proposed amendments to the Restricted Stock Plan are appropriate and consistent with the Company’s objectives of attracting and retaining executives of outstanding competence and aligning their interests with those of the stockholders of the Company. Accordingly, the Board believes that approval of the amendments is in the best interest of the Company and its stockholders.

Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the Meeting. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 4, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 2005 RESTRICTED STOCK PLAN.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of six members of the Board, each of whom is independent of the Company and its management, as defined by the NYSE Listing Standards.

The Company’s Board has adopted a charter for the Audit Committee that specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities. A copy of the Audit Committee Charter is available free of charge on the Company’s website, www.buckle.com, or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

The Audit Committee has reviewed and discussed the Company’s January 30, 2021 audited financial statements with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1 AU Section 380, Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200-T.

The Audit Committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526 (communicating with Audit Committees concerning independence) and has discussed with Deloitte & Touche LLP their independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Deloitte & Touche LLP.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the January 30, 2021 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2021 filed with the Securities and Exchange Commission.

This report was submitted by the Audit Committee of the Board, which during the fiscal year ended January 30, 2021 was comprised of:

Bill L. Fairfield, Chairman	Hank M. Bounds	Bruce L. Hoberman	Michael E. Huss
John P. Peetz, III	James E. Shada

OTHER MATTERS

The Board knows of no other matters to be brought before this Meeting. However, if other matters should come before the Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters, discretionary authority to so do being included in each proxy.

PROPOSALS FOR 2022 ANNUAL MEETING

Although the date for the Annual Stockholders' Meeting to be held in 2022 has not been set, the rules adopted by the Securities and Exchange Commission require that this statement disclose the date by which stockholders’ proposals must be received by the Company in order to be included in next year's proxy statement. According to those rules, a stockholder's proposal should be received by the Company at its office in Kearney, Nebraska on or before December 23, 2021.

By Order of the Board of Directors,
Brady M. Fritz, Secretary

April 23, 2021

EXHIBIT A

THE BUCKLE, INC.
2021 MANAGEMENT INCENTIVE PLAN

1.PURPOSES

The purpose of The Buckle, Inc. 2021 Management Incentive Plan is to reward the Company’s Executive Officers for increasing stockholder value by creating a bonus program that assures (on average) that increases in executive compensation will mirror increases in stockholder value.

2.DEFINITIONS

A.“Applicable Percentage Amount” means 1.20% of the current fiscal year Pre-Bonus Net Income.

B.“Bonus Pool” means the amount calculated each Plan Year equal to: (i) the Applicable Percentage Amount plus (ii) the amount determined by multiplying the Increase in Pre-Bonus Net Income over the Target Amount by the current Plan Year Pre-Bonus Net Income Factor (based on the Increase in Pre-Bonus Net Income over the Target Amount).

C.“Cash Award” or "Award" means any cash incentive payment made under the Plan.

D.“Committee” means the Compensation Committee of The Buckle, Inc.’s Board of Directors, or such other committee designated by that Board of Directors.

E.“Company” means The Buckle, Inc. and its subsidiary.

F.“Executive Officers” means the officers of the Company designated as executive officers in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission.

G.“GAAP” means generally accepted accounting principles consistently applied.

H.“Increase” means the amount by which the Company’s Pre-Bonus Net Income in the current Plan Year exceeds the Target Amount.

I.“Participant” means any individual to whom an Award is granted under the Plan.

J.“Plan” means this Plan, which shall be known as The Buckle, Inc. 2021 Management Incentive Plan.

K.“Plan Year” means a fiscal year of the Company.

L.“Pre-Bonus Net Income” means Pre-Bonus, Pre-Tax Net Income, which means the Company’s net income from operations after the deduction of all expenses, excluding (i) administrative and store manager percentage bonuses; (ii) book accruals for all Restricted Stock Compensation expense; and (iii) income taxes. In addition, “Pre-Bonus, Pre-Tax Net Income” shall exclude the full effect of any unusual, non-recurring or infrequent item of expense, including, but not limited to, an impairment charge, a restructuring charge, a change to generally accepted accounting principles, a regulatory change, a fine, a judgment, or related litigation costs, if any such unusual, non-recurring, and infrequent item exceeds $1,000,000.

M.“Pre-Bonus Net Income Factor” means the factor set forth below with respect to the Increase in Pre-Bonus Net Income over the Target Amount, with each percentage being applied incrementally to dollars of growth in Pre-Bonus Net Income over the Target Amount in the current Plan year.

Increase in Pre-Bonus Net Income	Pre-Bonus Net Income Factor

> 0% to 10.0%	10.0%
> 10.0% to 15.0%	9.0%
> 15.0% to 20.0%	8.0%
> 20.0% to 25.0%	7.0%
> 25.0% to 30.0%	6.0%
> 30.0% to 45.0%	5.0%
> 45%	4.0%

N.“Target Amount” means the amount established each fiscal year by the Compensation Committee with regard to Pre-Bonus Net Income. For the 2021 Management Incentive Plan, the Target was set at $170,000,000.

3.ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i)interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)adopt such rules, regulations, agreements, and instruments as it deems necessary for its proper administration;
(iii)grant waivers of Plan or Award conditions;

(iv)accelerate the payment of Awards;

(v)correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award, or any Award notice;

(vi)take any and all actions it deems necessary or advisable for the proper administration of the Plan;

(vii)adopt such Plan procedures, regulations, sub-plans, and the like as it deems are necessary to enable Executive Officers to receive Awards; and

(viii)amend the Plan at any time and from time to time, provided however than no amendment to the Plan shall be effective unless approved by the Company’s stockholders.

4.ELIGIBILITY

All Executive Officers are eligible to become a Participant in the Plan.

5.CASH AWARDS

A.Each Participant in the Plan shall receive a Cash Award calculated to be equal to 100% of the Participant’s share of the Bonus Pool. The President and Chief Executive Officer’s share of the Bonus Pool shall be 37 points (approximately 37% of the allocated points) and the share of each other Participant in the Bonus Pool shall be determined by the President and Chief Executive Officer prior to the first day of each Plan Year (or immediately upon adoption of the Plan).

B.No payment of a Cash Award for the year may be made to an Executive Officer until the Company’s Pre-Bonus Net Income for the year is certified by the Committee. A Participant shall not be entitled to receive payment of an Award unless such Participant is still in the employ of the Company on the last day of the fiscal year for which the Cash Award is earned.

C.The Company shall withhold all applicable federal, state, local, and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Cash Award.

6.GENERAL

A.Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

B.Participation in the Plan shall not give any Executive Officer any right to remain in the employ of the Company. Further, the adoption of the Plan shall not be deemed to give any Executive Officer or other individual the right to be selected as a Participant or to be granted an Award.

C.To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater that the rights of an unsecured creditor of the Company.

D.The Plan shall be governed by and construed in accordance with the laws of the State of Nebraska.

THE BUCKLE, INC.
2407 WEST 24TH ST.
KEARNEY, NE 68845
ATTN: THOMAS HEACOCK

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 6, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 3, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BKE2021**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 6, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 3, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52077-P49616 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BUCKLE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Daniel J. Hirschfeld
02) Dennis H. Nelson
03) Thomas B. Heacock
04) Kari G. Smith
05) Hank M. Bounds
06) Bill L. Fairfield
07) Bruce L. Hoberman
08) Michael E. Huss
09) Angie J. Klein
10) John P. Peetz, III
11) Karen B. Rhoads
12) James E. Shada

The Board of Directors recommends you vote FOR Items 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.
The Annual Meeting will be a completely virtual meeting of Stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BKE2021 and entering the 16-digit control number included in your notice of availability of the proxy materials on your Proxy Card or in the instructions that accompanied your proxy materials.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date